Exhibit 99.1

NEWS
RELEASE

2010-08

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL PROVIDES UPDATE ON CHEYENNE REFINERY CRUDE UNIT

HOUSTON, TEXAS, August 23, 2010 – Frontier Oil Corporation (NYSE: FTO) today provided an update on the Cheyenne Refinery crude unit that was shut down due to a fire experienced on July 28, 2010.  Repairs on the crude unit have been completed.  The Company anticipates resuming throughput and production later this week and will provide an update at that time, including estimated quarterly throughput rates and repair costs.  The accelerated maintenance on the naphtha reformer and diesel hydrotreater have also been completed, and these units will resume normal operations along with the crude unit.

Frontier operates a 135,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.